UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         SECURITIES EXCHANGE ACT OF 1934


          Date of Report (Date of earliest event reported) May 6, 2005

                                   ----------

                           MSW Energy Holdings II LLC
                        (Exact name of each registrant as
                            specified in its charter)



     Delaware                   0001276518                    13-3213489
------------------        ----------------------        ----------------------
 (State or other          Commission File Number           (I.R.S. Employer
 jurisdiction of                                        Identification Number)
 incorporation or
  organization)


                        c/o American Ref-Fuel Company LLC
                             155 Chestnut Ridge Road
                           Montvale , New Jersey 07645
                    (Address of Principal Executive Offices)

Registrant's telephone number, including area code: 800-727-3835

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions :

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation F-D Disclosure
-----------------------------------

American Ref-Fuel Holdings Corp., the parent of the registrant, intends to provide the following information to prospective investors on a non-confidential basis:

Consolidated Financial Statements as of March 31, 2005 and December 31, 2004 and for the three months ended March 31, 2005 and March 31, 2004.

A copy of the Consolidated Financial Statements is furnished as Exhibit 99.


Item 9.01. Financial Statements and Exhibits

(c) Exhibits

  Exhibit No.   Description
  ------------- ---------------------------------------------------------------
       99       American Ref-Fuel Holdings Corp. and Subsidiaries
                Consolidated Financial Statements As of March 31, 2005 and
                December 31, 2004 and for the three months ended March 31, 2005 and March 31, 2004

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, MSW Energy Holdings II LLC has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                 MSW ENERGY HOLDINGS II LLC

                                 By: /s/ Michael J. Gruppuso
                                     -----------------------------
                                     Michael J. Gruppuso
                                     Chief Financial Officer

                                 Date:  May 6, 2005
                                      ----------------------------

                                 EXHIBIT INDEX


  Exhibit No.   Description
  ------------- ---------------------------------------------------------------
       99       American Ref-Fuel Holdings Corp. and Subsidiaries
                Consolidated Financial Statements As of March 31, 2005 and
                December 31, 2004 and for the three months ended March 31, 2005 and March 31, 2004

American Ref-Fuel Holdings Corp. and Subsidiaries
Index to Consolidated Financial Statements

-----------------------------------------------------------------------------



                                                                        Page(s)


       Consolidated Balance Sheets                                         1

       Consolidated Statements of Operations and Comprehensive Income      2

       Consolidated Statements of Stockholders' Equity                     3

       Consolidated Statements of Cash Flows                               4

       Notes to Consolidated Financial Statements                        5-15

American Ref-Fuel Holdings Corp. and Subsidiaries

Consolidated Balance Sheets (Unaudited, in Thousands)
--------------------------------------------------------------------------------

                                                                        March 31,                  December 31,
                                                                          2005                          2004
                                                                       -----------                  -----------
                           Assets
Current assets:
  Cash and cash equivalents                                            $    57,610                  $    88,945
  Restricted cash and cash equivalents                                      46,734                       73,103
  Receivables, net of allowance of $1,317 and $1,491                        68,241                       72,027
  Income tax receivable                                                      9,806                        4,338
  Prepaid expenses and other current assets                                 16,140                       12,846
                                                                       ------------                 ------------
Total current assets                                                       198,531                      251,259

  Restricted cash and cash equivalents                                      92,389                       90,971
  Property, plant and equipment, net                                     1,185,048                    1,187,178
  Intangible assets, net                                                   526,445                      542,877
  Goodwill                                                                 123,984                      123,984
  Other assets                                                              11,755                        4,806
                                                                       ------------                 ------------
Total assets                                                           $ 2,138,152                  $ 2,201,075
                                                                       ============                 ============
            Liabilities and stockholders' equity

Current liabilities:
  Accounts payable and accrued liabilities                             $    52,899                  $    48,879
  Current portion of long-term debt                                         75,713                       87,184
  Accrued interest                                                          21,703                       22,115
                                                                       ------------                 ------------
Total current liabilities                                                  150,315                      158,178

  Long-term debt, less current portion                                   1,363,093                    1,383,829
  Deferred income taxes                                                    156,584                      149,419
  Other liabilities                                                        219,963                      224,649
                                                                       ------------                 ------------
Total liabilities                                                        1,889,955                    1,916,075
                                                                       ------------                 ------------
Commitments and contingencies (Note 13 )
Minority interest in consolidated subsidiary                                   701                          742
                                                                       ------------                 ------------
Stockholders' equity:
    Common stock, Class A, 263,987 of $0.001 par value
    authorized, issued and outstanding                                           1                            1
    Additional paid-in capital                                             300,306                      300,306
    Accumulated deficit                                                    (52,811)                     (16,049)
                                                                       ------------                 ------------
 Total stockholders' equity                                                247,496                      284,258
                                                                       ------------                 ------------
 Total liabilities and stockholders' equity                            $ 2,138,152                  $ 2,201,075
                                                                       ============                 ============


The accompanying notes are an integral part of these consolidated financial statements.

American Ref-Fuel Holdings Corp. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income
(Unaudited, in Thousands)
-------------------------------------------------------------------------------

                                                         Three Months Ended        Three Months Ended
                                                           March 31, 2005            March 31, 2004
                                                        --------------------       -----------------
Revenues
  Waste disposal and related services                         $  64,639                  $    --
  Energy                                                         32,388                       --
  Other                                                           3,204                       --
                                                              ---------                  ---------
     Total net revenues                                         100,231                       --
                                                              ---------                  ---------
Expenses
  Operating                                                      52,794                       --
  Depreciation and amortization                                  16,736                       --
  General and administrative                                     12,420                        496
  Loss on asset retirements                                       1,386                       --
                                                              ---------                  ---------
     Total operating costs and expenses                          83,336                        496
                                                              ---------                  ---------
Operating income (loss)                                          16,895                       (496)
  Interest income                                                 1,233                        103
  Interest expense                                              (21,472)                    (6,384)
  Equity in net earning of unconsolidated
    subsidiaries
                                                                   --                        4,218
 Minority interest in net income of
    subsidiaries                                                    (37)                      --
 Other, net                                                         360                       --
                                                              ---------                  ---------
 Loss before income taxes                                        (3,021)                    (2,559)
 Benefit for income taxes                                         1,259                      1,368
                                                              ---------                  ---------
Loss from continuing operations                                  (1,762)                    (1,191)
                                                              ---------                  ---------
Discontinued operations:
   Income from discontinued operations net of
    income tax expense of $0 and $2,261
    respectively                                                   --                        2,351
                                                              ---------                  ---------
 Income from discontinued operations                               --                        2,351
                                                              ---------                  ---------
Net (loss) income                                             $  (1,762)                 $   1,160
                                                              =========                  =========


The accompanying notes are an integral part of these consolidated financial statements.

American Ref-Fuel Holdings Corp. and Subsidiaries

Consolidated Statements of Stockholders' Equity (Unaudited, in Thousands)
--------------------------------------------------------------------------------

                                               Common       Additional       Retained       Accumulated         Total
                                               Stock -      paid-in          Earnings      comprehensive     stockholders'
                                               Class A       capital        (Deficit)      income (loss)        equity
                                               ---------    -----------    ------------    --------------    -------------
 Balance at January 1, 2004                    $       1      $ 123,908      $     994       $    --         $ 124,903

  Unrealized  gain on investment from the
   consolidation of Ref-Fuel Holdings               --             --             --               211             211
  Contribution of Senior Notes                      --           40,000           --              --            40,000
  Equity  contributed  in the
     August 31 Transactions                         --          136,398           --              --           136,398
  Comprehensive income                              --             --           21,107            (211)         20,896
  Dividends paid                                    --             --          (38,150)           --           (38,150)
                                               ---------      ---------      ---------       ---------       ---------
Balance at December 31,2004                            1        300,306        (16,049)           --           284,258
  Net loss                                          --             --           (1,762)           --            (1,762)
  Dividends paid                                    --             --          (35,000)           --           (35,000)
                                               ---------      ---------      ---------       ---------       ---------
Balance at March 31, 2005                      $       1      $ 300,306      $ (52,811)      $    --         $ 247,496
                                               =========      =========      =========       =========       =========


The accompanying notes are an integral part of these consolidated financial statements.

American Ref-Fuel Holdings Corp. and Subsidiaries

Consolidated Statements of Cash Flows (Unaudited, in Thousands)
--------------------------------------------------------------------------------

                                                     Three Months Ended Three Months Ended
                                                        March 31, 2005   March 31, 2004
                                                     ------------------  --------------
Cash flows from operating activities:
Net (loss) income                                          $ (1,762)      $  1,160
Adjustments to reconcile net (loss)
    income to net cash provided by operating
    activities:

  Depreciation and amortization                              26,471            484
  Deferred income taxes                                       7,165           (207)
  Revenue contract levelization                                 328           --
  Interest on loss contracts                                    547           --
  Loss  on asset retirements                                  1,386           --
  Earnings from equity investments                             --           (4,218)
  Distributions from equity investments                        --           24,000
  Minority interests in net income of subsidiaries               37           --
  Changes in assets and liabilities:
    Receivables                                               3,786           (101)
    Prepaid expenses and other current assets                (3,294)        (2,420)
    Other long-term assets                                   (6,901)          --
    Accounts payable, and other current liabilities           4,020         (1,785)
    Income taxes receivable                                  (5,468)         2,888
    Accrued interest                                           (412)         1,291
    Other accrued liabilities                                (1,915)          (133)
                                                           --------       --------
Net cash provided by operating activities                    23,988         20,959
                                                           --------       --------

Cash flows from investing activities:
  Capital expenditures                                      (17,076)          (160)
  Payments from (to) from restricted cash investments        24,951            (40)
  Proceeds from sale of equipment                             1,036           --
                                                           --------       --------
Net cash provided by (used in) investing activities           8,911           (200)
                                                           --------       --------

Cash flows from financing activities:
  Payments on long-term debt                                (29,156)        (3,460)
  Payment of debt issuance costs                               --              (75)
  Distributions to minority shareholders in
    consolidated                                                (78)       (19,175)
    subsidiaries
  Dividends paid                                            (35,000)          --
                                                           --------       --------
Net cash used in financing activities                       (64,234)       (22,710)
                                                           --------       --------
Net decrease in cash and cash equivalents                   (31,335)        (1,951)
Cash and cash equivalents at beginning of period             88,945         17,537
                                                           --------       --------
Cash and cash equivalents at end of period                 $ 57,610       $ 15,586
                                                           ========       ========


The accompanying notes are an integral part of these consolidated financial statements.

1. Organization and Basis of Presentation

American Ref-Fuel Holdings Corp. (Holdings Corp.), formerly known as United American Energy Holdings Corp., and subsidiaries (collectively, the Company) is engaged in the business of acquiring, developing, owning and managing waste and energy-related businesses in the United States. The Company has had investments in and/or manages waste-to-energy facilities, transfer stations, landfills, electric-generating facilities and steam cogeneration facilities.

On December 12, 2003, Holdings Corp. completed a merger with MSW Merger, a Delaware limited liability company, pursuant to an agreement and plan of merger dated August 22, 2003 with Holdings Corp. becoming the surviving entity (the MSW Transaction). Prior to the MSW Transaction, the Company primarily derived its revenue from: (i) the sale of electrical energy and capacity, thermal energy and waste disposal services; (ii) earnings on equity investments; and (iii) providing operating and management services to various energy businesses for fixed and variable fees. Following the MSW Transaction, the Company sold several of its operating subsidiaries to a wholly-owned subsidiary of Delta Power Company, LLC (Delta) on December 15, 2003. As of December 31, 2003, the Company had a 50% equity ownership in Ref-Fuel Holdings LLC (Ref-Fuel Holdings), through its ownership of MSW Energy Holdings II LLC (MSW Energy Holdings II), and 100% ownership of UAE Mecklenburg Cogeneration LP, a coal-fired facility in Clarksville, VA (the Mecklenburg Facility). The Company sold the Mecklenburg Facility on August 18, 2004 (see Note 3). As a result of these transactions, the Company's primary business is the ownership, operation and development of waste-to-energy facilities.

As a result of a series of transactions known as the Equalization Transactions, which were consummated on April 30, 2004, affiliates of Credit Suisse First Boston Private Equity, Inc. and AIG Global Investment Corp. (collectively the Control Group) beneficially own 60% and 40%, respectively, of the equity interests in the Company. Holdings Corp. owned a 0.01% managing member interest in MSW Energy Holdings LLC (MSW Energy Holdings).

The Equalization Transactions also resulted in Holdings Corp. assuming full control of the management and operations of Ref-Fuel Holdings through its interests in MSW Energy Holdings II and MSW Energy Holdings. As a result of the Equalization Transactions, the Company has effective control of Ref-Fuel Holdings, and is therefore consolidating its results of operations and cash flows for the period from May 1, 2004.

On August 31, 2004, the Company and several private equity funds (the DLJMB Funds), each of which is managed by entities affiliated with Credit Suisse First Boston Private Equity, Inc. (CSFB Private Equity), and several investment funds (the Highstar Funds) managed by AIG Global Investment Corp. (AIGGIC) effected a series of transactions that resulted in Holdings Corp. becoming the indirect parent of MSW Energy Holdings (the August 31 Transactions).

American Ref-Fuel Company LLC (American Ref-Fuel, ARC, or ARC LLC), a wholly-owned subsidiary of Ref-Fuel Holdings, owns partnerships that develop, own and operate waste-to-energy facilities, which combust municipal solid waste and produce energy in the form of electricity and steam. Through such partnerships, American Ref-Fuel owns or controls six waste-to-energy facilities located in the northeastern United States (the ARC operating facilities). The ARC operating facilities derive revenue principally from disposal or tipping fees received for accepting waste and from the sale of electricity and steam produced by those facilities. ARC subsidiaries include: (a) American Ref-Fuel Company (Ref-Fuel Management); (b) TransRiver Marketing Company, L.P. (TransRiver); (c) American Ref-Fuel Company of Hempstead (Hempstead); (d) American Ref-Fuel Company of Essex County (Essex); (e) American Ref-Fuel Company of Southeastern Connecticut (Seconn); (f) American Ref-Fuel Company of Niagara, L.P. (Niagara); (g) American Ref-Fuel Company of Semass, L.P. (Ref-Fuel Semass);
(h) American Ref-Fuel Operations of Semass, L.P. (Semass Operator); and (i) American Ref-Fuel Company of Delaware Valley, L.P. (Delaware Valley) (collectively referred to as the American Ref-Fuel Partnerships).

On February 1, 2005, the Control Group announced that they have signed a definitive agreement to sell Holdings Corp. to Danielson Holding Corporation (Danielson) (the Sale). Danielson will pay $740 million in cash for the equity of Holdings Corp. and will assume the consolidated net debt of Holdings Corp. Notice of early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 was obtained on March 21, 2005. Federal Energy Regulatory Commission approval was obtained on March 29, 2005 and pending the required financing, the transaction is expected to close in the second quarter of 2005. In connection with the Sale, costs relating to transaction expenses, severance, employment contracts, the Option Modification Agreement (see Note 12), Long-Term Incentive Plans, housing subsidies, lease termination and other related items are estimated to be between $50 million and $70 million.

The accompanying condensed consolidated financial statements are unaudited. In the opinion of management, such statements include all adjustments, including normal recurring accruals and adjustments, necessary for a fair presentation of the results for the period presented. The accounting policies followed during interim periods reported are in conformity with accounting principles generally accepted in the United States of America; however, certain information and footnote disclosures normally included in financial statements have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. These consolidated financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's annual financial statements for the year ended December 31, 2004 included on Form 8-K of MSW Energy Holdings and MSW Energy Holdings II filed on March 31, 2005. The Company believes that the disclosures included are adequate and provide sufficient information. The results of operations for the interim periods are not necessarily indicative of the results that might be expected for future interim periods or for a full year.

2. Summary of significant accounting policies

Principles of consolidation

The accompanying consolidated financial statements include the accounts of Holdings Corp., its wholly-owned subsidiaries including MSW Energy Holdings LLC, MSW Energy Holdings II LLC, and Ref-Fuel Holdings. Prior to the Equalization Transactions, the Company's investment in Ref-Fuel Holdings was accounted for using the equity method of accounting. As a result of the Equalization Transactions and the associated acquisition of MSW Energy Holdings, the Company has effective control of Ref-Fuel Holdings and MSW Energy Holdings and as of April 30, 2004, is consolidating their results of operations, cash flows, and balance sheets. All significant intercompany transactions and balances have been eliminated in consolidation. The minority interests shown relate to Duke Energy's 0.2% interest in Ref-Fuel Holdings.

Reclassifications

Certain reclassifications have been made to the prior periods to conform to the current periods' presentation.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management of the Company to make estimates and assumptions that affect (a) the reported amounts of assets and liabilities at the date of the financial statements; (b) the disclosures of contingent assets and liabilities at the date of the financial statements; and (c) the reported amounts of revenues and expenses recognized during the reporting period. Significant estimates include the estimated lives of long-lived assets, allowances for doubtful accounts receivable, estimated useful lives and fair value adjustments of net tangible and intangible assets, liabilities for self-insurance and certain landfill liabilities. Such estimates may be subsequently revised as necessary when additional information becomes available. Actual results could differ from those estimates.

Equity method investment

Investments are accounted for using the equity method of accounting if the investment gives the Company the ability to exercise significant influence, but not control, over an investee. Significant influence is generally deemed to exist if the Company has an ownership interest in the voting stock of the investee of between 20% and 50%, although other factors, such as representation on the investee's board of directors, are considered in determining whether the equity method of accounting is appropriate.

The Company's investment in Ref-Fuel Holdings was accounted for using the equity method of accounting prior to the Equalization Transactions. As a result, the accompanying consolidated results of operations include the Company's share of net earnings in "Equity in net earnings of unconsolidated subsidiaries" for the three months ended March 31, 2004.

Income Taxes

The Company accounts for income taxes under the asset and liability method. The provision for income taxes includes deferred income taxes resulting from items reported in different periods for income tax and financial statement purposes. Deferred income tax assets and liabilities represent the expected future tax consequences of the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The effects of changes in tax rates on deferred income tax assets and liabilities are recognized in the period that includes the enactment date. A valuation allowance is provided when necessary to reduce deferred tax assets to amounts expected to be realized.

Quarterly income taxes are calculated in accordance with the interim financial reporting requirements as set forth in Accounting Principles Board Opinion
No. 28. Such Opinion considers interim quarterly periods as an integral part of the annual period, with interim quarterly tax periods reflecting the estimated annual effective tax rate.

Revenue Recognition

The Company recognizes revenue from two major sources: waste disposal services and energy production. Revenue from waste disposal services is recognized as waste is received, and revenue from energy production is recognized as the energy is delivered.

Stock-Based Compensation

The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards (FAS) No. 123, Accounting for Stock-Based Compensation, (FAS 123) as amended by FAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure - an Amendment of FAS No. 123, concerning certain transition and disclosure provisions, but applies the intrinsic value recognition provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for stock-based compensation plans of the Company.

On December 16, 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123(R), "Share-Based Payment" (FAS 123(R)). FAS 123(R) revises FAS 123 and requires companies to expense the fair value of employee stock options and other forms of stock-based compensation. This requirement represents a change from our current practice. On April 14, 2005, the SEC announced that FAS 123(R) is now effective for public companies for annual, rather than interim, periods that begin after June 15, 2005. The Company is reviewing FAS 123(R), and currently assessing the impact to the financial statements. In compliance with the SEC requirements, the Company will adopt FAS 123(R) as of January 1, 2006.



3. Discontinued Operations

Mecklenburg Transaction. The Company entered into an agreement to sell the Mecklenburg Facility to Virginia Electric and Power Company (Virginia Power). On August 18, 2004, the Company consummated the sale of the Mecklenburg Facility to Virginia Power. The cash received as a result of the sale was $42.5 million (with cash on the balance sheet as of the date of sale of $14.5 million). No gain or loss resulted from this sale.


Summarized results of operations:

Operating results of discontinued operations for the three months ended March 31, 2004, related to the sale of the Mecklenburg Facility is as follows (unaudited, in thousands):


                                                         Three Months Ended
                                                           March 31, 2004
                                                       -----------------------
         Revenue                                       $            13,825

         Income before income taxes                    $             4,612
         Income tax expense                                         (2,261)
                                                       -----------------------
         Income from discontinued operations           $             2,351
                                                       =======================

4. Equity Investments

Summarized statement of operations information for Ref-Fuel Holdings is as follows (unaudited, in thousands):

                                                          For the Three
                                                       Months Ended March
                                                           31, 2004
                                                       -------------------

                    Revenues                           $      102,105
                    Operating income                           18,758
                    Net earnings                                8,802
                    Company's equity in net earnings            4,218


Pro Forma Information

The following results represent the unaudited pro forma results as if the Equalization Transactions and the August 31 Transactions had occurred on January 1, 2004. These results are presented for informational purposes only, and are not necessarily indicative of the actual results that would have resulted had the Equalization Transactions and the August 31 Transactions actually occurred on January 1, 2004 (unaudited, in thousands):

                                            Pro Forma
                                          For the Three
                                           Months Ended
                                          March 31, 2004
                                        -----------------
REVENUES

  Waste disposal and related services      $  65,321
  Energy                                      31,658
  Other                                        5,126
                                           ----------
  Total net revenues                         102,105


EXPENSES
  Operating                                   54,621
  Depreciation and amortization               17,371
  General and administrative                  11,329
  Loss on asset retirements                      522
                                           ----------
Operating income                              18,262
Interest income                                  843
Interest expense                             (17,218)
Minority interests in net income of
 subsidiaries                                    (18)
Other income, net                                138
                                           ----------
Net income before taxes                        2,007
Provision for income taxes                      (823)
                                           ----------
Net income                                 $   1,184
                                           ==========

5.       Property, Plant and Equipment

         A summary of property, plant and equipment is as follows (unaudited, in thousands):

                                                Useful Life        March 31, 2005     December 31, 2004
                                                                  ----------------    ------------------
Plant and equipment                             2-50 years        $     1,207,766         $   1,206,558
Land                                                                        3,813                 3,813
Leasehold improvements                          Up to 17 years              5,575                 5,575
Landfill                                        13 years                   17,768                17,768
Spare parts                                                                12,282                12,282
Construction in progress                                                   13,365                 6,244
                                                                  ----------------    ------------------
Total property, plant and equipment                                     1,260,569             1,252,240
Accumulated depreciation                                                  (75,521)              (65,062)
                                                                  ----------------    ------------------
Property, plant and equipment, net                                $     1,185,048         $   1,187,178
                                                                  ================    ==================



6.       Intangible Assets

A summary of intangible assets is as follows (unaudited, in thousands):


                                             Useful Life          March 31,         December 31,
                                                                     2005                2004
                                                               ----------------    ----------------
Energy contracts                             5-15 years           $   525,125       $      525,125
Waste contracts                              5 years                   23,600               23,600
Financing costs                              6 years                   17,652               17,652
Emissions credits                            Indefinite                43,377               43,377
Other intangibles                            Indefinite                 3,579                3,579
                                                               ----------------    ----------------
                                                                      613,333              613,333
Accumulated amortization                                              (86,888)             (70,456)
                                                               ----------------    ----------------
Intangible assets, net                                            $   526,445       $      542,877
                                                               ================    ================


7. Accounts payable and other accrued liabilities

Accounts payable and accrued liabilities consist of the following (unaudited, in thousands):

                                                          March 31, 2005       December 31, 2004
                                                        --------------------  --------------------
         Accounts payable                                        $   34,613           $    25,933
         Compensation liabilities                                     7,237                11,237
         Incentive plan accruals                                      3,975                 3,569
         Current amount due under Duke Agreement                      2,500                 2,500
         Other                                                        4,574                 5,640
                                                        --------------------  --------------------
         Total                                                   $   52,899           $    48,879
                                                        ====================  ====================

8. Debt

The following is a summary of long-term debt by obligor (unaudited, in thousands):


                                              Interest Rate           Maturity        March 31,       December 31,
                                                                                        2005              2004
                                                                                    ------------    --------------
MSW Energy Holdings Senior Note                   8.50%                 2010          $ 200,000          $200,000
MSW Energy Holdings II Senior Note                7.38%                 2010            225,000           225,000
                                                                                    ------------    --------------
                                                                                        425,000           425,000
                                                                                    ------------    --------------
ARC LLC-supported debt
   Senior Notes                                   6.26%                 2015            240,000           240,000
   Niagara Series 2001A                        5.45%-5.625%             2015            165,010           165,010
   Seconn Corporate Credit Bonds               5.50%-6.45%              2022             43,500            43,500
   Hempstead Corporate Credit Bonds               5.00%                 2010             42,670            42,670
                                                                                    ------------    --------------
 ARC LLC-supported debt                                                                 491,180           491,180
                                                                                    ------------    --------------
 Other debt
   Hempstead project debt                      4.625%-5.00%             2009            114,543           114,543
   Essex project debt                         5.248%-7.375%             2020             96,496            96,496
   Seconn project debt                         5.125%-5.50%             2015             50,602            50,602
   Semass Series 2001A                         5.50%-5.625%             2016            134,345           134,345
   Semass Series 2001B                         5.25%-5.50%              2010             75,250           104,385
                                                                                    ------------    --------------
                                                                                        471,236           500,371
                                                                                    ------------    --------------
Other obligations                                                                           252               273
                                                                                    ------------    --------------
Total debt at par value                                                               1,387,668         1,416,824
Unamortized debt premium, net                                                            51,138            54,189
Current portion                                                                         (75,713)          (87,184)
                                                                                    ------------    --------------
Total long-term debt obligations                                                     $1,363,093        $1,383,829
                                                                                    ============    ==============

9.       Other liabilities

Other liabilities consist of the following (unaudited, in thousands):


                                           Amortization                              December 31,
                                              Period            March 31, 2005           2004
                                        -------------------     ---------------     ---------------
Waste contracts acquired                9-17 years                  $  117,493          $  120,276
Operating lease acquired                14 years                        37,629              38,453
Duke liability                          16 years                        23,169              22,622
Energy contract levelization            12 years                        24,451              24,123
Landfill liabilities                    13 years                        11,305              10,699
Deferred revenue                        8-20 years                       5,193               5,113
Incentive plan accruals                                                    723               3,333
Other                                                                        -                  30
                                                                ---------------     ---------------
                                                                    $  219,963          $  224,649
                                                                ===============     ===============



10.      Income Taxes

The components of the provision for income taxes, for the three months ended March 31, 2005 and 2004 consist of the following (unaudited, in thousands):

                                                              For the Three                   For the Three
                                                               Months Ended                    Months Ended
                                                              March 31, 2005                  March 31, 2004
                                                            ------------------              ------------------
      Current benefit                                       $          (8,424)              $             (83)
      Deferred provision                                                7,165                           1,451
                                                            ------------------              ------------------
                                                            $          (1,259)              $           1,368
                                                            ==================              ==================

The Company has federal net operating loss carryforwards of approximately $1.3 million at of December 31, 2004, which expire between 2021 and 2024 and state net operating loss carryforwards of approximately $22.7 million, which have various expiration dates. The Company had federal capital loss carryforwards of approximately $22.4 million at December 31, 2004 related to the disposal of certain subsidiaries, which have been offset by a valuation allowance. Such capital losses can only be offset by future capital gains. The capital loss carryforwards expire beginning in the year 2008.

11.      Operational and other agreements

The ARC operating facilities operate under various long-term service agreements, the terms of which extend from 2009 through 2020. These service agreements require the projects to provide disposal services for waste delivered by counterparties to these agreements at prices determined by various formulas contained in such agreements.

Hempstead, Essex, Seconn, Ref-Fuel Semass , Delaware Valley and Niagara operate under various long-term service agreements, the terms of which extend from 2009 through 2020. These service agreements require the projects to provide disposal services for waste delivered by counterparties to these agreements at prices determined by various formulas contained in such agreements. Duke and Allied Waste Industries, Inc. (Allied) are each obligated to fund one-half of certain cash shortfalls and other liabilities of Essex arising out of operating the project, including certain environmental claims. Essex and ARC LLC entered into agreements with Duke and Allied requiring Essex and ARC LLC to reimburse, indemnify and defend Duke and Allied from any liability in respect to these obligations.

With respect to the Delaware Valley facility, ARC LLC has guaranteed amounts payable by Delaware Valley pursuant to certain agreements. ARC LLC guarantees through 2006 the obligations of Delaware Valley under its service agreement with the Delaware County Solid Waste Authority. In conjunction with the acquisition of the facility, ARC LLC also provides an indemnity to the sellers of the facility from post-acquisition environmental damages as a result of remedial action for releases or threatened releases of hazardous substances at the facility.

In order to provide ARC LLC with an additional source of funds to meet calls on its project support obligations, MSW Energy Holdings II and the Company entered into the Equity Contribution Agreement pursuant to which each of them have agreed to provide up to $50 million in equity capital to ARC LLC.


12. Stock Option Plans

On August 11, 2004, the Board of Directors of the Company, adopted the 2004 Stock Option Plan (the SOP), effective January 1, 2004, as further modified on September 16, 2004. The SOP was designed to link the interests of officers of the Company and other senior management of Ref-Fuel Holdings to the interests of the Company's shareholders through the granting of options to purchase stock. During 2004, the Company granted 13,199 options to the executive officers of Ref-Fuel Holdings under the SOP. Options awarded under the SOP vest over a period of four years and expire ten years from the date of grant, unless a triggering event (as defined in the agreement) has not occurred during the option period.

On January 31, 2005, in conjunction with the Sale, as discussed in Note 1, the Board of Directors and optionees under the SOP adopted an Option Modification Agreement (OMA). Under the terms of the OMA, immediately prior to the Sale, the SOP plan will be canceled in exchange for a cash payment. The cash payment is calculated as the value of all options authorized under the terms of the SOP, together with certain amounts due and anticipated under other long term compensation plans.

A summary of the Holdings Corp.'s stock options held by Senior Management for the three months ended March 31, 2005 and the year ended December 31, 2004, is as follows:


                                                                                    Weighted average
                                                                                     exercise price
                                                                     Shares        (as of date of grant)
                                                                 ----------------  --------------------
Options outstanding:
January 1, 2004                                                                -           $          -
Granted                                                                   13,199               1,189.51
Exercised                                                                      -
Forfeited or terminated                                                        -
Purchased by MSW Merger                                                        -
                                                                 ----------------
Balance at December 31, 2004 and March 31, 2005                           13,199
                                                                 ================

The weighted average fair value of the options was $133.24 and $132.30 per share at March 31, 2005 and December 31, 2004, respectively. The fair value of the stock options at March 31, 2005 and December 31, 2004 is an estimate on the date of grant that is calculated using the minimum value option pricing model with the following assumptions:

Expected life (years)                                           3
Expected dividend                                               -
Risk-free interest rate                                      3.9%


The Company applies the recognition provisions of Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its stock-based compensation plans. No compensation cost has been recognized for the stock option plan. Set forth as follows are the Company's net income presented both as reported and pro forma, as if compensation cost had been determined consistent with the provisions of FAS No. 123 for the three months ended March 31, 2005
(in thousands):



                                                        Three Months Ended
                                                           March 31, 2005
                                                         -----------------
Net loss, as reported                                     $       (1,762)
Add:  stock-based compensation expense included in
    reported net income, net of taxes                                   -
Less:  stock-based compensation expense included using
    fair value method, net of  taxes                              (1,759)
                                                         -----------------
Pro forma net loss                                        $       (3,521)
                                                         =================

The effects of applying FAS No. 123 in this pro forma disclosure are not necessarily indicative of future amount.



13.      Commitments and Contingencies

Environmental and Regulatory Risk

The Company operates in an environmentally sensitive industry and is subject to extensive federal, state and local laws and regulations adopted for the protection of the environment. The laws and regulations primarily applicable to the Company are those related to discharge of emissions into the air and management of solid waste but can also include those related to water use, discharges to water, wetlands preservation and hazardous waste management. Certain of these laws have extensive and complex requirements relating to obtaining construction and operating permits, monitoring, record keeping and reporting. While management believes that it is in substantial compliance with permits and other applicable environmental laws relating to the Company, its facilities, from time to time, may not be in full compliance with all such laws.

Noncompliance with environmental laws and regulations can result in the imposition of civil or criminal fines or penalties. In some instances, environmental laws also may impose clean-up or other remedial obligations in the event of a release of pollutants or contaminants into the environment. The Company incurs operating costs and capital expenditures related to various environmental protection and monitoring programs. Such expenditures have not had a material adverse effect on the Company's consolidated financial position or results of operations. However, federal, state and local regulatory authorities may consider proposals to restrict or tax certain emissions, which proposals, if adopted, could impose additional costs on the operation of the Company.

Future Mercury Regulation at the Essex Facility. On December 6, 2004 the New Jersey Department of Environmental Protection (NJDEP) promulgated regulations applicable to the Essex facility that will make mercury emission requirements more stringent. Specifically, the new regulations increase the required removal efficiency to 85% removal on January 3, 2006 and 95% removal on January 3, 2012 versus the current 80% removal, while retaining the alternative limit of 28 micrograms per cubic meter. As a result of the new regulations, there is an increased risk that emission exceedances will occur and therefore an increased probability that additional controls will ultimately be required to prevent such exceedances. ARC believes that the new requirements may at a minimum result in increased operating costs due to increased use of activated carbon in the current control equipment. It is also possible that the regulations will require the installation of additional pollution control equipment such as compact hybrid particulate collector units, a device similar to a baghouse. Management estimates that the cost of the installation of such additional pollution control equipment, if required, would be approximately $38 million. The Essex service agreement provides a mechanism for a pass-through to the Port Authority of New York and New Jersey of the majority of any additional capital and operating costs that may be required. We cannot currently determine the likelihood of additional operating and/or capital costs being incurred in connection with these changes in regulation, or the total of any such costs.

Lower Passaic River Study. In August 2004, USEPA notified Essex that it was potentially liable under CERCLA Section 107(a) for response actions in the Lower Passaic River Study Area (LPRSA), a 17 mile stretch of river in northern New Jersey. Essex is one of at least 52 Potentially Responsible Parties (PRPs) named thus far. USEPA alleges that hazardous substances found in the LPRSA were being released from the Essex site, which abuts the river. USEPA's notice letter states that Essex may be liable for costs related to a proposed $10 million study of the Lower Passaic River and for unspecified natural resource damages. Considering the history of industrial and other discharges into the LPRSA from other sources, including named PRPs, Essex believes that its contribution will be determined to be de minimus; however, it is not possible at this time to predict that outcome with certainty or to estimate Essex's liability for the study or any eventual natural resource damage.


Landfill Agreements

Semass Partnership, a subsidiary of Ref-Fuel Semass, has a waste management agreement (the WMA) dated May 25, 1982, as amended, with the Carver, Marion, Wareham Regional Refuse Disposal District (CMW). The WMA allows Semass Partnership to utilize a portion of a landfill (the CMW Landfill), which CMW leases from Wankinco River, Inc. (Wankinco).

In March 1990, the Semass Partnership, CMW and Wankinco entered into an agreement related to the CMW Landfill, as amended (the Settlement Agreement), which requires, among other things, the Semass Partnership to make annual deposits into an environmental protection trust fund (the Fund) in lieu of obtaining environmental impairment liability insurance for the CMW Landfill. The Semass Partnership is required under the Settlement Agreement to deposit $500,000 annually into the Fund, payable in equal quarterly installments. Certain additional deposits are required subject to the availability of cash in accordance with the Loan Agreement. The Semass Partnership's obligation to make deposits into the Fund ceases when the Fund reaches a balance of $20.0 million unless the fund limit is increased by agreement of the parties, or absent such agreement, by arbitration, wherein it is determined the fund limit needs to be increased to adequately protect against environmental damage. Wankinco by letter dated March 29, 2005, and pursuant to its rights under the Settlement Agreement described above, has requested a re-evaluation of the Fund limit and an increase of such limit to $29.7 million. Management believes that the $20.0 million fund limit is adequate for this purpose. Proceeds from the Fund are to be used primarily for remediation of the CMW Landfill in the event of environmental damage. The Semass Partnership and Wankinco are each entitled to receive one-half of the balance of the Fund upon final closure of the CMW Landfill and receipt of required governmental approvals. During the first quarter of 2005 and the year ended December 31, 2004, the Semass Partnership made the required quarterly deposits into the Fund and charged operations for one-half of the deposits into the Fund, representing one-half of the balance of the Fund which will be disbursed to Wankinco upon final closure of the CMW Landfill. Additional charges to operations may be required in future years if any disbursements are required from the Fund to remediate any environmental damages. To date, management is not aware of any such environmental damages. As of March 31, 2005 and December 31, 2004, the balance in the Fund is approximately $15.2 million and $14.0 million, respectively, and is included in restricted cash and long-term investments. A corresponding liability, representing approximately one-half of the deposits and related earnings in the Fund, is included in other long-term liabilities.

Other Matters

The Company is involved in various claims or litigation in the ordinary course of business. Management believes that the ultimate resolution of these matters, either individually or in the aggregate, will not have a material adverse effect on the future results of operations, cash flows or financial position of the Company.

The Company is required to provide financial assurance to government agencies under applicable environmental and procurement regulations relating to the landfill operations and waste disposal contract. Performance bonds to secure the obligations, of which $23.0 million in surety bonds was outstanding as of March 31, 2005 and December 31, 2004, satisfy these financial requirements.


14.      Supplemental Disclosure of Cash Flow Information

Depreciation and amortization expense included in the Statement of Cash Flows consists of the following (unaudited, in thousands):


                                                                              Three Months          Three Months
                                                                                  Ended                 Ended
      Asset / liability                   Statement of operations            March 31, 2005        March 31, 2004
------------------------------     -------------------------------------    ------------------    ------------------
Property, plant and equipment      Depreciation and amortization             $      16,736         $       484
Energy contracts                   Energy revenues                                  14,764                  -
Long-term waste contracts          Waste disposal and related
                                     services                                       (1,758)                 -
Lease                              Operating expenses (rent expense)                  (824)                 -
Debt                               Interest expense                                 (2,409)                 -
                                   Waste disposal and related
                                   services revenues and energy
Deferred revenue                   revenues                                            (38)                 -
                                                                            ------------------    ------------------
Total                                                                        $      26,471         $       484
                                                                            ==================    ==================

15.      Subsequent Events (unaudited)

On April 28, 2005, in connection with the Sale, Moody's Investors Service issued a ratings action downgrading approximately $1.1 billion of debt securities issued by the Company and its subsidiaries or associated with the ARC projects. The ratings action may require ARC LLC, pursuant to the term of certain guarantee agreements, to issue letters of credit or provide other support for a maximum of $42.4 million, in connection with these guarantees.

In addition, on April 29, 2005, Standard & Poor's Ratings Service (Standard & Poor's) announced that following the pending acquisition of American Ref-Fuel Holdings Corp. by Covanta Energy Corporation (a subsidiary of Danielson Holding Corporation), the credit rating on the Company's 8.50% Series B Senior Secured Notes due 2010 (the Company Notes) will be lowered to `BB-`, the rating on the 7.375% Series B Senior Secured Notes due 2010 will remain at `BB-`, and the rating on ARC and the debt related to the ARC projects will be lowered to `BB+`. The outlook on the ratings will be stable.

As a result of these rating actions, the Company may be required to offer to buy back the Company Notes upon consummation of the acquisition for a price equal to 101% of the principal amount of the notes, plus any accrued and unpaid interest, and liquidated damages, if any.